DREYFUS OPPORTUNITY FUNDS

CERTIFICATE OF AMENDMENT

The undersigned, being a Vice President and Assistant Secretary of Dreyfus Opportunity Funds (the "Trust"), a Massachusetts business trust, does hereby certify that at a meeting duly called and held on July 18-19, 2018, at which a quorum was present and acting throughout, the Board of Trustees of the Trust, pursuant to Article III, Section 1 of the Amended and Restated Declaration of Trust of the Trust, authorized a new series of the Trust and designated an unlimited number of shares of beneficial interest, par value $.001 per share, of the classes thereof as set forth below:

Name of New Series	Classes

Dreyfus Japan Womenomics Fund	Class A Class C Class I Class Y

The undersigned further certifies that the Board of Trustees of the Trust has previously duly authorized the following series of the Trust and designated the following classes thereof:

Name of Existing Series	Classes

Dreyfus Natural Resources Fund	Class A Class C Class I Class T Class Y
Dreyfus Strategic Beta Emerging Markets Equity Fund	Class A Class C Class I Class T Class Y

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Designation this 23rd day of July, 2018.

DREYFUS OPPORTUNITY FUNDS

By:  /s/ Jeff Prusnofsky________________

Name:  Jeff Prusnofsky

Title:    Vice President and Assistant Secretary

STATE OF NEW YORK       )

                                                :  ss.:

COUNTY OF NEW YORK  )

On this 23rd day of July, 2018, before me personally came Jeff Prusnofsky, to me personally known, who, being by me duly sworn, did say that he is a Vice President and Assistant Secretary of the above-referenced Trust and who duly acknowledged to me that he had executed the foregoing instrument as his free act and deed on behalf of the Trust.

/s/ Loretta Johnston________
Notary Public